September 19, 2011

Mr. Ernest Greene
Staff Accountant
Division of Corporation Finance
United States Securities and Exchange Commission
Washington, DC 20549-7010

RE:          DXP Enterprises, Inc.
Form 10-K for Fiscal Year Ended December 31, 2010 - Filed March 16, 2011
Form 10-Q for the period ended June 30, 2011 - Filed July 27, 2011
File No. 0-21513

Dear Mr. Greene:

I have reviewed the comments contained in your letter to me dated August 31, 2011.  DXP plans to respond to your letter on, or before, September 28, 2011.

Sincerely,

/s/ Mac McConnell
Mac McConnell
Senior Vice President & CFO

MM:sb